Exhibit (a)(6)

The following slides were made available by Columbia Energy Group to attendees at the July 9, 1999 Interstate Natural Gas Association of America (INGAA) meeting.


Slide 1:  Text stating the following
P
Response to Current Acquisition Offer


Slide 2:  Text stating the following  -

NiSource Offer Does not Deliver
On July 1, Columbia's Board voted to reject the NiSource Offer:
o Inadequate offer price for Columbia shareholders
o Business combination not compelling
o Estimated timing-to-close suspect
o Capital structure introduced considerable regulatory risk
Columbia is confident that sticking to its strategic plan is the right course to deliver shareholder value


Slide 3: Titled "NiSource Offer is Inadequate"

Graphic illustrating an upward trend in the Columbia stock trading range based on trading multiples of a 14.5x Forward price/earnings ratio and a 17.5x Forward price/earnings ratio for the time period 1999 through 2002 and Columbia I/B/E/S EPS Estimates as follows: 1999 - $3.60; 2000 - $4.17; 2001 - $4.64 and 2002 -
$5.17 ["Trading Range"]. The two parallel upward sloping linear lines depicting the Trading Range begin in 1999 at approximately $60/share and $72/share, respectively, for the 14.5x and 17.5x multiples and end in 2002 at approximately $82/share and $100/share.

The $68/share NiSource offer is shown with a horizontal dashed line extending over the 1999-2002 time period ["NI Offer Price"] and intersecting a vertical line representing NiSource's estimated closing date of approximately mid-2000 ["NI Estimated Closing Date"]. The point of intersection between the NI Offer Price and the NI Estimated Closing Date falls just below the Trading Range.

Text below graphic: "Columbia's strategic plan will deliver significantly greater shareholder value than NiSource's offer"

Text reflected as a footnote: "Note: (1) Multiples of one year forward earnings estimates. Trading multiples represent future trading prices and do not include any merger premiums."

Slide 4:  Titled "Evidence of Competition"

Two column charts illustrating the data and headings as follows:

Chart 1 -     Percentage of Customers with Choice -
              NIPSCO Gas = 25%
              Columbia Ohio = 100%

Chart 2 -     Percentage of Customers Electing Choice -
              NIPSCO Gas = 2%
              Columbia Ohio = 32%

Text below charts:

o Future success depends on learning how to compete
o Columbia has earned the business of over 500,000 nonregulated retail customers


Slide 5:  Titled "Examples of Competitive Advantage"

Two column charts illustrating the data and headings as follows:

Chart 1 - NiSource's Variable Cost of Generation

                                                     $/Mwh
Northern Indiana Public Service Co.                  16.84
Duquesne Light Co.                                   15.65
Detroit Edison Co.                                   14.45
PSI Energy, Inc.                                     14.45
Cleveland Electric Illuminating Co.                  14.19
Ohio Power Co.                                       13.93
Consumers Energy Co.                                 13.92
Cincinnati Gas & Electric Co.                        13.72
Ohio Edison                                          13.40
Dayton Power & Light Co.                             13.05
Louisville Gas & Electric Co.                        11.83
Indianapolis Power & Light Co.                       11.54

Text below chart:

o Low demand growth
o High cost generation
o High wheeling tariffs

Chart 2 - Columbia's North East Transportation Cost

                                            $/Dth
CNG Upstream (CNG)                          0.85
TETCO Zone M3 (Duke)                        0.85
Tennessee Zone 5 (El Paso)                  0.80
TCO/CGT (Columbia)                          0.43
Transco Zone 5 (Williams)                   0.42

o Low cost route from Gulf
o Serving higher growth NE/SE gas markets


Slide 6:  Titled "Regulatory and Financing Risk"

Two pie charts illustrating the data and headings as follows:

Chart 1 - Capital Structure at Closing

Debt              84%
Preferred          4%
Equity            12%

Chart 2 - Capital Structure Contingent on $2.6B Equity Offering Represents 75.8% of current NiSource market cap

Debt              62%
Preferred          4%
Equity            12%
New Equity        22%


Slide 7:  Titled "Columbia's Management Delivers Superior Value"

Line chart illustrating stock price appreciation for the period May 1995 to May 1999 for Columbia, NiSource and the S&P 500 and specifying the following ending values as of May 1999:

Columbia          173%
S&P 500           150%
NiSource           71%

The source of the data, noted in a footnote, is Bloomberg.

Slide 8: Titled "Columbia's Historic and Projected Growth"

Two column charts illustrating the data and headings as follows:

Chart 1 - Historic Annual Earnings Growth '96-'98

CG       8.2%
NI       5.4%

Chart 2 - 5-Year Projected I/B/E/S Annual Earnings Growth

CG       11.2%
NI        7.6%

Text below charts: "Columbia delivers greater growth to its shareholders than NiSource"